EXHIBIT 23.1


HAROLD Y. SPECTOR, CPA          SPECTOR & WONG, LLP         80 SOUTH LAKE AVENUE
CAROL S. WONG, CPA          Certified Public Accountants    SUITE  723
                                  (888) 584-5577            PASADENA, CA 91101
                               FAX (626) 584-6447


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use of our report dated November 2, 2005, on the consolidated financial statements of Ingen Technologies, Inc. and subsidiary, for the years ended May 31, 2006 and 2005.

We consent to the incorporation by reference or as an exhibit in any Registration Statement or periodic reporting from on EDGAR, such as, but not limited to, Form 10-KSB, of the aforementioned report and to the use of our name as it appears below under the caption of "Experts" in any such Registration Statement or periodic reporting form.


/s/  Harold Spector, CPA

Spector & Wong, LLP
Pasadena, California
August 4, 2006